UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc. (the “Company”) to be held at 9:00 a.m., local time, on Thursday, May 14, 2009 at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109.

At this Annual Meeting, the agenda includes the election of two Class III directors for three-year terms and the consideration and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The board of directors recommends that you vote FOR the election of the director nominees.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet by following the instructions on your proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 13, 2009. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Douglas J. Shaw
President and Chief Executive Officer

500 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on May 14, 2009, at 9:00 a.m. local time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1. To elect two Class III directors nominated by the board of directors to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees: A. Bruce Johnston and Pamela F. Lenehan.

2. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 20, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the board of directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 13, 2009. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors,

Janet M. Dunlap
General Counsel and Secretary

Woburn, Massachusetts

April 6, 2009

Proxy Statement

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2009

I.  SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.	Why am I receiving these materials?

A.	This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 6, 2009. The accompanying proxy is solicited on behalf of the board of directors of the Company. We are providing these proxy materials to you in connection with our 2009 Annual Meeting of Stockholders of the Company to be held on May 14, 2009, at 9:00 a.m. local time at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and any postponements or adjournments thereof (the “Annual Meeting”). As a stockholder of the Company, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposal described in this Proxy Statement.

Q.	Who may vote at the Annual Meeting?

A.	You may vote all the shares of our Common Stock (the “Common Stock”) that you owned at the close of business on March 20, 2009 (the “Record Date”). On the Record Date, the Company had 34,551,417 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.	What constitutes a quorum at the Annual Meeting?

A.	The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

Q.	What proposals will be voted on at the Annual Meeting?

A.	At the Annual Meeting, stockholders will be asked to: (1) elect two Class III directors of the Company, and (2) transact such other business as may be properly brought before the Annual Meeting.

Q.	How does the board of directors recommend I vote?

A.	Please see the information included in the Proxy Statement relating to the proposals to be submitted to the vote of our stockholders. Our board of directors recommends that you vote “FOR” each of the nominees to the board of directors.

Q.	How do I vote?

A.	Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Telephone—If you live in the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new properly executed and later dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

The persons named as attorneys-in-fact in the proxy card, Douglas J. Shaw and Scott E. Landers, were selected by the board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. If a properly signed proxy is submitted but not marked, the proxy will be voted FOR the election of the two nominees for Class III director of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Q.	What else is included with this Proxy Statement?

A.	The Company’s 2009 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2008, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including all exhibits to such Annual Report, may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com).

II. PROPOSAL

ELECTION OF DIRECTORS

The board of directors consists of seven members. The Company’s certificate of incorporation divides the board of directors into three classes. One class is elected each year for a three year term. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated A. Bruce Johnston and Pamela F. Lenehan (each a “Nominee”, and collectively the “Nominees”) and recommended that each be elected to the board of directors as a Class III director, each to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Mr. Johnston and Ms. Lenehan are currently Class III directors whose terms expire at this Annual Meeting.

The board of directors anticipates that each of the Nominees, if elected, will serve as a director. Each of the persons nominated has consented in writing to be named in this Proxy Statement and to serve as a director if elected.

This proposal relates solely to the election of two Class III directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for both of the Nominees unless contrary instructions are set forth on the enclosed proxy card. The Nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. Abstentions and broker “non-votes” will not be counted as voting with respect to the election of the Class III directors and, therefore, will not have an effect on the election of the Class III directors.

The board of directors recommends a vote FOR both of the Nominees.

Information Regarding Nominees

The following table sets forth the Nominees to be elected at the Annual Meeting, our other current directors, the year each such Nominee or director was first elected a director, the positions with the Company currently held by each Nominee or director, the year each Nominee’s or director’s current term will expire and each Nominee’s or director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
A. Bruce Johnston—2004	Director	2009	III
Pamela F. Lenehan—2006	Director	2009	III

Current Directors:
Robert M. Givens—2004	Chairman of the Board of Directors	2010	I
Roger J. Heinen, Jr.—2006	Director	2010	I
Douglas J. Shaw—2004	President, Chief Executive Officer and Director	2011	II
Peter J. Simone—2006	Director	2011	II
Robert L. Lentz—2008	Director	2011	II

The following biographical descriptions set forth information with respect to the Nominees for election as Class III directors, based on information furnished to the Company by each Nominee. Biographical information for the remainder of our current directors is included beginning on page 5 of this Proxy Statement. There is no family relationship between any director, Nominee, or executive officer of the Company.

A. Bruce Johnston. Mr. Johnston has served as a member of our board of directors since we were acquired by TA Associates, Inc. from Agfa Corporation in November 2004. He served as Chairman of the board of directors from November 2004 until November 2006. Mr. Johnston was employed at TA Associates, Inc., a private equity firm, from June 1992 until September 1999. From September 1999 until September 2001, Mr. Johnston served as President of idealab! Boston, a technology incubator. In September 2001, Mr. Johnston rejoined TA Associates, Inc., and has served as Managing Director since then. Mr. Johnston received a bachelor’s degree in electrical engineering from Duke University and a master’s degree in business administration from Pennsylvania State University.

Pamela F. Lenehan. Ms. Lenehan has served as a member of our board of directors since September 2006. Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan served as Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan has also been a member of the board of directors of Spartech Corporation, a processor of engineered thermoplastics, since 2004 and National Mentor Holdings, Inc., a provider of services for individuals with developmental and intellectual disabilities, acquired brain injury, and at-risk youth, since 2008. Ms. Lenehan received a bachelor’s degree in mathematical economics and a master’s degree in economics from Brown University.

OTHER MATTERS

The board of directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. MANAGEMENT, CORPORATE GOVERNANCE AND RELATED MATTERS

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of January 31, 2009:

Name	Age	Position
Douglas J. Shaw	53	President and Chief Executive Officer and Director
Scott E. Landers	38	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
John L. Seguin	54	Executive Vice President
Alex N. Braverman	49	Former Vice President, Finance and Assistant Treasurer
David R. DeWitt	51	Vice President and General Manager, Creative Professional
Janet M. Dunlap	44	General Counsel and Secretary
Daniel T. Gerron	42	Vice President, Business Development
Steven R. Martin	46	Vice President, Engineering and Development
David L. McCarthy	51	Vice President and General Manager, OEM Sales
Patricia J. Money	52	Vice President, Human Resources
Robert M. Givens	64	Chairman of the Board of Directors
A. Bruce Johnston (1)(3)	49	Director
Roger J. Heinen, Jr. (1)(3)	57	Director
Pamela F. Lenehan (2)(3)	56	Director
Robert L. Lentz (2)	58	Director
Peter J. Simone (1)(2)	61	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

The following biographical descriptions set forth information with respect to the directors and executive officers of the Company, based on information furnished to the Company by each officer and director. Officers of the Company are elected annually at the first meeting of the board of directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s by-laws.

Douglas J. Shaw. Mr. Shaw has served as our President and Chief Executive Officer since January 2007. From November 2004 until December 2006, he served as our Senior Vice President and has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004. From October 1988 until November 2004, Mr. Shaw served in various capacities with Agfa Corporation and, beginning in 2000, as the Senior Vice President of Agfa Monotype. From May 1981 until it was acquired by Agfa Corporation in 1988, Mr. Shaw was employed by Compugraphic Corp. He co-founded the Font Technologies division of Compugraphic Corp. with Mr. Robert M. Givens, the current chairman of our board of directors, in October 1986. Mr. Shaw holds a bachelor’s degree in accounting from Boston College and a master’s degree in business administration from Babson College.

Scott E. Landers. Mr. Landers has served as our Senior Vice President and Chief Financial Officer since July 2008. From September 2007 to July 2008, Mr. Landers served as Vice President of Global Finance at Pitney Bowes Software, a leading global provider of location intelligence solutions. From April 2007 to September 2007, Mr. Landers served as Vice President of Finance and Administration for Pitney Bowes

MapInfo Corporation, which was acquired by Pitney Bowes Software in April, 2007. Prior to that, Mr. Landers served as Vice President of Finance and Corporate Controller at MapInfo Corporation from June 2003 to April 2007. Mr. Landers is a certified public accountant and holds a bachelor’s degree in accounting from Le Moyne College and a master’s degree in business administration from The College of Saint Rose.

John L. Seguin. Mr. Seguin has served as our Executive Vice President, responsible for our OEM business, since August 2006. From November 2004 until August 2006, he served as our Senior Vice President and General Manager, Display Imaging. From July 2004 until November 2004, Mr. Seguin was Senior Vice President and General Manager, Display Imaging at Agfa Monotype. From February 2004 until May 2004, Mr. Seguin was Vice President, Worldwide Sales of Sand Video Inc., a developer of advanced video compression semiconductor technology for a broad range of consumer digital video applications, until its acquisition by Broadcom Inc. From March 1999 until February 2004, Mr. Seguin served in various executive capacities at Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, and its successors Oak Technology, Inc., a supplier of semiconductor chips for optical storage devices, digital televisions and multi-function printers, and Zoran Corporation, a developer and manufacturer of chips that are used in a wide range of consumer electronics, including as Vice President, Worldwide Sales and Marketing for the Imaging Division. Mr. Seguin holds a bachelor’s degree in marketing from Southeastern Massachusetts University and a master’s degree in business administration from Suffolk University.

Alex N. Braverman. Mr. Braverman has served as our Vice President, Finance and Assistant Treasurer from January 2008 until April 2009 when his employment with the Company terminated. From October 2005 until November 2007, he was the Vice President, Chief Accounting Officer and Corporate Controller at Mercury Computer Systems, a supplier of real-time image and digital signal processing computer systems. From February 1999 until September 2005, he was Vice President, Chief Accounting Officer and Corporate Controller of NMS Communications Corporation, a provider of technologies and solutions for converged and mobile networks. From July 1994 to February 1999, Mr. Braverman held various senior financial executive positions at Concentra Corporation, a developer of sales and engineering software automation products. Mr. Braverman holds a bachelor’s degree in economics from Framingham State College and a master’s degree in business administration from Bentley College.

David R. DeWitt. Mr. DeWitt has served as our Vice President and General Manager, Creative Professional since August 2006. From November 2004 until August 2006, he served as our General Manager, Creative Professional Division North America. From August 2002 until November 2004, he served as General Manager, Creative Professional Division North America at Agfa Monotype. From November 1996 until July 2002, he served as Director of Sales and Marketing at Agfa Monotype. Mr. DeWitt holds a bachelor’s degree in business administration from the University of Kentucky and a master’s degree in business administration from Suffolk University.

Janet M. Dunlap. Ms. Dunlap has served as our General Counsel since September 2006. From October 2000 until September 2006, Ms. Dunlap was a partner at Goodwin Procter LLP. From September 1993 until October 2000, Ms. Dunlap was an associate at Goodwin Procter LLP. Ms. Dunlap holds a bachelor’s degree in economics from Franklin and Marshall College and a juris doctorate from Boston College Law School.

Daniel T. Gerron. Mr. Gerron has served as our Vice President, Business Development since September 2008. From April 2007 to September 2008, Mr. Gerron served as Vice President of Mergers and Acquisitions at Pitney Bowes Inc., a leading global provider of mail processing equipment and integrated mail solutions. Prior to that, Mr. Gerron served as Vice President of Business Planning from October 2002 to April 2007 at MapInfo Corporation until it was purchased by Pitney Bowes in April 2007. Mr. Gerron holds a bachelor’s degree in Asian studies and a master’s degree in business administration from the University of Texas at Austin.

Steven R. Martin. Mr. Martin has served as our Vice President, Engineering and Development since March 2005. From January 2004 until March 2005, Mr. Martin served as the Director of Engineering at Newmarket International, a provider of enterprise software solutions to the global hospitality and entertainment industries. From 1993 until December 2003, Mr. Martin served in various capacities with Nuance Communications, Inc. (previously ScanSoft, Inc.), a software company known for its speech recognition and speech synthesis software, including as Vice President, New Product Development for Nuance’s optical character recognition and imaging division from February 2001 until December 2003. Mr. Martin holds a bachelor’s degree in computer science from Fitchburg State College and a master’s degree in computer science from George Washington University.

David L. McCarthy. Mr. McCarthy has served as our Vice President and General Manager, OEM Sales since August 2006. He served as our Vice President and General Manager, Printer Imaging between November 2004 and August 2006. From September 2002 until November 2004, Mr. McCarthy served as the Vice President and General Manager, Printer Imaging at Agfa Monotype. From November 1999 until September 2002, Mr. McCarthy served as Vice President, OEM Sales at Agfa Corporation. From December 1997 until October 1999, Mr. McCarthy served in various capacities with Agfa Corporation. Mr. McCarthy has been with us and our predecessors since March 1990.

Patricia J. Money. Ms. Money has served as our Vice President, Human Resources since August 2006. From November 2004 until August 2006 she served as our Human Resources Director. From January 2001 until November 2004 she served as Human Resources Director at Agfa Monotype and from March 2000 until December 2000 she served as Human Resources Manager at Agfa Corporation. Ms. Money holds a bachelor’s degree in business administration from the University of Memphis.

Robert M. Givens. Mr. Givens has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004 and has served as Chairman of the board of directors since November 2006. From November 2004 until December 2006, Mr. Givens served as our President and Chief Executive Officer. From October 1988 until November 2004, Mr. Givens served in various capacities with Agfa Corporation and, beginning in 2000, as President of Agfa Monotype. From September 1975 until it was acquired by Agfa Corporation in 1988, Mr. Givens was employed by Compugraphic Corporation. He co-founded the Font Technologies division of Compugraphic Corporation with Mr. Shaw in October 1986. Mr. Givens holds a bachelor’s degree in biology from Millikin University and a master’s degree from Indiana University in higher education/student personnel.

Roger J. Heinen, Jr. Mr. Heinen has served as a member of our board of directors since September 2006. He is currently a director of Progress Software Corporation, which markets and supports application development and management, but will not stand for re-election at the 2009 annual meeting of shareholders. Mr. Heinen is currently a director of several private companies, including Black Duck Software, a developer of software intellectual property compliance solutions. From January 1993 until March 1996, Mr. Heinen was a Senior Vice President in the Developer Division of Microsoft Corporation. From December 1989 until January 1993, he served as Senior Vice President of Apple Computer’s Software Division. Mr. Heinen received a bachelor’s degree in computer science from Worcester Polytechnic Institute, a S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute.

Robert L. Lentz. Mr. Lentz has served as a member of our board of directors since August 2008. Mr. Lentz has served as an independent consultant since March 2009. Prior to that, Mr. Lentz served as President and Chief Executive Officer of Permission TV, Inc., an online video platform provider from September 2006 to March 2009. From September 2003 to September 2006, Mr. Lentz was the Senior Vice President of Operations and Chief Financial Officer of OATSystems, Inc., a provider of radio-frequency identification (RFID) software for supply chain management systems, which was acquired by

Checkpoint Software Technologies Ltd. Prior to that, Mr. Lentz was Senior Vice President, Operations and Chief Financial Officer of eRoom Technology, a supplier of web-based collaborative workspace solutions, which was acquired by Documentum, Inc. Mr. Lentz is a certified public accountant and holds a bachelor degree from Northeastern University in business administration and a master’s degree from Babson College in business administration.

Peter J. Simone. Mr. Simone has served as a member of our board of directors since March 2006. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc. From February 2000 until February 2001, he served as a director and President of Active Controls Experts, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc. from April 1997 until Xionics’ acquisition by Oak Technology, Inc., in January 2000. Mr. Simone serves on the board of directors for several companies, including Newport Corporation, a technology supplier to several industries including microelectronics manufacturing and communications, Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, and Cymer, Inc., a supplier of excimer light sources. Mr. Simone is also a member of the board of directors of several private technology companies and the Massachusetts High Technology Council. In addition, he is vice president of the board of Walker Home and School for Children. Mr. Simone holds a bachelor’s degree in accounting from Bentley College and a master’s degree in business administration from Babson College.

Board of Directors

The board of directors consists of seven directors. Our certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each of class of our board of directors serve until their successors have been elected and qualified, or until the earlier of their resignation or removal. Our board of directors consists of two Class III directors (currently Mr. Johnston and Ms. Lenehan), two Class I directors (currently Messrs. Givens and Heinen), and three Class II directors (currently Messrs Shaw, Simone and Lentz), whose current terms will expire at the annual meetings of stockholders held in 2009, 2010 and 2011, respectively. A classified board of directors could have the effect of making it more difficult for a third party to acquire control of us.

The board of directors met thirteen times during 2008. In 2008, each of the directors attended at least 80% of the total number of meetings of the board of directors and meetings of the committees of the board of directors of which he or she was a member.

Executive Sessions of Independent Directors

The board of directors schedules regular executive sessions at each of its regularly scheduled meetings, in which the Company’s non-employee directors meet without management participation. In 2008, an executive session of the independent directors was held at least one time following a regularly scheduled in-person meeting of the board of directors. Any such executive session included only those directors who met the independence requirements promulgated by the NASDAQ Global Select Market and Mr. Johnston was responsible for chairing such executive session.

Independence of Members of the Board of Directors

Our board of directors has considered the relationships of all directors and, where applicable, the transactions involving them described below in the section entitled “Certain Business Relationships and Transactions” and determined that none of the directors, with the exception of Messrs. Givens and Shaw, have any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each director qualifies as an independent director under the applicable rules of the NASDAQ Global Select Market and the SEC. Mr. Johnston is a Managing Director of TA Associates, Inc., and serves on our board of directors. Mr. Shaw serves as our President and Chief Executive Officer and serves on our board of directors. Mr. Givens resigned from his position as our President and Chief Executive Officer on December  31, 2006, but continues to serves as Chairman of the board of directors.

Committees of the Board of Directors

The board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The composition and function of each of our committees complies with the applicable rules of the SEC and the NASDAQ Global Select Market. The board of directors has adopted a written charter for each of these committees which may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com).

Audit Committee

Ms. Lenehan and Messrs. Lentz and Simone currently serve on the audit committee. Mr. Heinen served on the audit committee until August 7, 2008 when he was replaced by Mr. Lentz. Mr. Simone serves as chair of the audit committee. The audit committee met fourteen times during 2008. The audit committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the audit committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	appointing, retaining, terminating, approving the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	approving all audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	meeting independently with our independent registered public accounting firm;

•	reviewing and coordinating the oversight of our internal control over financial reporting;

•	establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis;

•	making regular reports to our board of directors; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our board of directors has determined that Mr. Simone qualifies as an “audit committee financial expert” as defined under the Securities and Exchange Act of 1934 (the “Exchange Act”) and the applicable rules of the NASDAQ Global Select Market. In making its determination, our board considered the nature and scope of the experiences and responsibilities that Mr. Simone has previously had with reporting companies and, in the opinion of our board of directors, he does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the audit committee are independent for audit committee purposes under the applicable rules of the NASDAQ Global Select Market and the SEC.

Our audit committee is also responsible for our policies and procedures for the review, approval and ratification of transactions between ourselves and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons, or related person transactions, under our written related person transaction approval policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we have entered into or propose to enter into from time to time. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts or other legal or business arrangements with us and will be checked prior to entering into any new transaction, contract or other legal or business arrangement. To the extent that it is determined that we have entered into or may enter into a transaction, contract or other legal or business arrangement (including any modification or addition to an existing contract or arrangement) with a related person, our general counsel is notified.

Prior to our entering into any such transaction or arrangement, our general counsel reviews the applicable rules and determines whether the contemplated transaction or arrangement requires the approval of our board of directors, the audit committee, or both, and, if required, any such approvals will be obtained before the transaction may be consummated. No arrangement with a related person may be entered into unless our general counsel has either (i) specifically confirmed in writing that no further approvals are necessary, or (ii) specifically confirmed in writing that all requisite corporate approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires both board of directors and audit committee approval, the audit committee will first be asked to consider and vote on the transaction. The audit committee would then make a recommendation to the full board of directors for its consideration before the transaction may be entered into. Prior to our initial public offering, we did not have a related person transactions approval policy comparable to our current policy.

Compensation Committee

Ms. Lenehan and Messrs. Johnston and Heinen, each of whom is independent as defined under the NASDAQ Global Select Market listing standards, currently serve on the compensation committee. Ms. Lenehan serves as chair of the compensation committee. The compensation committee met sixteen times during 2008. Because no authority has been granted to our president and chief executive officer to make equity grants, the compensation committee meets monthly to approve equity grants to be made to employees upon hire or promotion. The compensation committee’s other responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the compensation committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports;

•	establishing and reviewing our overall management compensation philosophy and policy;

•	reviewing and approving actions with respect to all of our incentive-based compensation, equity-based compensation, welfare, pension and other similar plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and recommending to our board of directors the compensation of our other executive officers and those members of management that report directly to our chief executive officer;

•	making regular reports to our board of directors; and

•	reviewing and making recommendations to our board of directors with respect to director compensation, with guidance from our nominating and corporate governance committee.

The compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the compensation committee deems it appropriate to do so in order to carry out its responsibilities.

Nominating and Corporate Governance Committee

Messrs. Heinen, Johnston and Simone, each of whom is independent as defined under the NASDAQ Global Select Market listing standards, currently serve on the nominating and corporate governance committee. Mr. Givens served as chair of the nominating and corporate governance committee until July 23, 2008 when he was replaced by Mr. Heinen. The nominating and corporate governance committee met four times in 2008. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	developing and recommending to our board of directors criteria for board and committee membership;

•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines and code of business conduct and ethics;

•	developing and overseeing a succession plan for our chief executive officer;

•	making regular reports to our board of directors; and

•	overseeing the evaluation of our board of directors, its committees and management.

As described below in the section entitled “Policies Governing Director Nominations,” the nominating and corporate governance committee will consider nominees recommended by stockholders.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.monotypeimaging.com.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee for 2008 were Ms. Lenehan and Messers Johnston and Heinen. None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, or as a director of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Mr. Givens, our former President and Chief Executive Officer, served on our compensation committee until November 17, 2006, when he resigned from that committee. None of the current members of our compensation committee has ever been one of our employees.

Policies Governing Director Nominations

Our board of directors is responsible for selecting its own members, but has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles set forth in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment; and

•	directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

Process for Identifying and Evaluating Director Nominees

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with other members of the board of directors and management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee and the board of directors. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the approval by the board of directors as director nominees for election to the board of directors. The nominating and corporate governance committee may also recommend candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. The Corporate Secretary will promptly forward any such nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

•	the name and address of record of the stockholder;

•

a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications approved by the nominating and corporate governance committee as described above;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•

the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders, and (ii) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

A candidate may also be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and a candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated by the nominating and corporate governance committee and a recommendation with respect to such candidate will be delivered to the board of directors.

In addition to these procedures for recommending a director nominee to the nominating and corporate governance committee, a stockholder may propose an individual for election to the board of directors in accordance with the Company’s by-laws, as described in the “Stockholder Proposals for Annual Meetings” section of this Proxy Statement.

Communication with Directors

You may contact any of our directors by writing to them c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

In accordance with the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, the Company has arranged for a third-party company to provide a hotline for employees and other interested parties to communicate concerns to the Company’s management. Information submitted through the hotline will be forwarded to our board of directors or audit committee in compliance with these policies. The hotline phone number for calls made from the U.S. is (800) 826-6762. The numbers to be used for calls made outside of the U.S. are set forth in our Code of Business Conduct and Ethics which can be viewed by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com). Concerns can be reported anonymously, if the caller chooses.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company’s policy is that all directors are encouraged to attend annual meetings of stockholders. All of the Company’s directors attended the 2008 Annual Meeting of Stockholders.

Certain Business Relationships and Transactions

All related party transactions are reviewed pursuant to our related person transaction approval policy, and reported to and, if required, approved by, our board of directors or audit committee, as applicable. Please see page 9 of this Proxy Statement for additional information regarding our related person transaction approval policy, under the heading “Audit Committee.” The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In the second quarter of 2008, we filed a registration statement with respect to a secondary offering of shares of our Common Stock under a contractual agreement with certain investment funds over which TA Associates, Inc. holds investment and voting control. Mr. Johnston is a Managing Director of TA Associates, Inc., and serves on our board of directors. The secondary offering raised approximately $56.7 million, of which approximately $48.0 million represented shares of Common Stock sold by such funds.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all employees, including our chief executive officer and all senior financial officers and is available on the Company website at www.monotypeimaging.com. A copy of the Code may be obtained free of charge by accessing the “Investor Relations” section of the Company’s website or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at www.monotypeimaging.com.

IV. STOCK OWNERSHIP AND OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of December 31, 2008 by persons or entities known to the Company to own, directly or indirectly, more than five percent of the Company’s Common Stock as of such date. The information set forth below is based on information contained in such shareholder’s publicly available filing on Form 13G filed with the SEC for the period ending December 31, 2008 and the percentage ownership calculations are based on 34,512,692 shares outstanding on December 31, 2008.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
TA Associates, Inc.	10,740,680	31.1%
John Hancock Tower, 56th Floor 200 Clarendon Street Boston, MA 02116 (1)
Eagle Asset Management, Inc.	4,510,230	13.1%
880 Carillion Parkway St. Petersburg, FL 33716

(1)	The amount shown reflects the aggregate number of shares of the Company’s Common Stock held by TA Associates, Inc., TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors II L.P. and TA Subordinated Debt Fund L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of Common Stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates: Messrs. A. Bruce Johnston, Roger B. Kafker, C. Kevin Landry and Jonathan W. Meeks. Mr. Johnston is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P., the general partner of the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., and the general partner of TA Investors II, L.P.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 1, 2009 by: (i) each Director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive and Director Compensation,” and (iii) all directors and executive officers of the Company as a group. This information set forth below is based on representations to the Company by each director and officer with respect to such person’s beneficial ownership. The address of the listed stockholders is c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, MA 01801.

Percentage ownership calculations are based on 34,534,078 shares outstanding as of March 1, 2009.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
Douglas J. Shaw (2)	962,985	2.8%
Jacqueline E. Arthur (3)	0	*
Scott E. Landers (4)	30,730	*
John L. Seguin (5)+	295,564	*
Janet M. Dunlap (6)+	49,875	*
Alex N. Braverman (7)	21,120	*
Robert M. Givens (8)+	658,051	1.9%
A. Bruce Johnston (9)	10,740,680	31.1%
Roger J. Heinen Jr. (10)	42,199	*
Pamela F. Lenehan (11)	67,199	*
Robert L. Lentz (12)	13,771	*
Peter J. Simone (13)+	54,331	*
All executive officers and directors as a group (16 persons) (14)	13,645,160	39.5%

*	Represents less than 1% of the outstanding shares of Common Stock.
+	The executive officer or director has implemented a 10b5-1 trading plan under which shares of the Company’s Common Stock may be sold from time to time.
(1)	The total number of shares outstanding used in calculating the percentage ownership for any beneficial owner also includes any options to purchase Common Stock held by such beneficial owner that are currently exercisable or which become exercisable within 60 days of March 1, 2009.
(2)	The amount includes 208,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(3)	Ms. Arthur’s employment with the Company terminated on June 30, 2008.
(4)	The amount includes 23,730 shares of restricted stock.
(5)	The amount includes 125,447 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(6)	The amount includes 49,875 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(7)	The amount includes 10,170 shares of restricted stock and 6,713 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009. Mr. Braverman’s employment with the Company terminated on April 3, 2009 at which time all unvested options terminated and all unvested shares of restricted stock were repurchased by the Company in accordance with the terms of the related restricted stock agreement.
(8)	The amount includes 4,699 shares of restricted stock and 70,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(9)	Mr. Johnston is a Managing Director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc. interest in the Company as outlined in the Security Ownership of Certain Beneficial Owners chart on page 15 of this Proxy Statement. Mr. Johnston disclaims beneficial ownership of all such shares. Please refer to footnote 1 in the Security Ownership of Certain Beneficial Owners chart on page 15 of this Proxy Statement for further disclosure.
(10)	The amount includes 4,699 shares of restricted stock and 37,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(11)	The amount includes 4,699 shares of restricted stock and 37,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.
(12)	The amount includes 12,608 shares of restricted stock.
(13)	The amount includes 23,449 shares of restricted stock.
(14)	The amount includes 99,956 shares of restricted stock and 753,531 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated NASDAQ as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2008, all filing requirements applicable to the Insiders were timely satisfied.

V. EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

What are our compensation philosophy and goals?

We believe that our Company’s success is largely dependent on the efforts of experienced and talented executives. The goals of our compensation program are to attract and retain individuals experienced in the text imaging and software solutions industries who can contribute to our long-term success, to motivate and reward high levels of individual and Company performance, to foster a shared commitment among our executive officers to the success of our business by establishing consistent Company and individual goals and to align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

We seek to maintain total compensation levels that we believe will be perceived by both our executive officers and our stockholders as fair and equitable and rely on the following principles to guide our executive compensation decisions:

•	Provide cash compensation to our executive officers targeted at the 50th percentile for the market;

•

Pay cash compensation to our executive officers that is based on Company and individual executive officer performance, with respect to an executive officer’s overall performance and pre-determined goals that directly or indirectly influence stockholder value, which may result in actual cash compensation that is higher or lower than the 50th percentile for the market;

•

Provide total compensation to our executive officers, including equity ownership to align the interests of our executive officers with the interests of our stockholders, that is targeted between the 50th and 75th percentile for the market; and

•	Offer a benefits package to our executives which is the same as that provided to all full-time employees.

All of our named executive officers are compensated under the same policies and we determine the appropriate allocation between current and long-term incentive compensation, with a goal of weighting the allocation towards compensation related to individual and Company performance. The goals for our Company and executive officers are established so that target attainment is not assured and payment for performance at or above target levels will require our executive officers to perform at a high level by producing significant results, achieving challenging targets and devoting their full time and attention to our business. The personal performance objectives of our executive officers are developed based on our annual Company objectives in order to ensure that success of our executive officers is appropriately linked to the strategic initiatives that drive the overall success of the Company.

We determine the allocation of an executive officer’s overall compensation among each compensation component based on our analyses of market compensation data for other companies in our industry and geographic market, as appropriate, our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as the Company’s overall performance or extraordinary individual performance by an executive officer. We believe that the compensation of our executive officers should be structured so that no significant amount that may be derived from one compensation component reduces the compensation our executive officers receive from other components.

In order to align our executive officers’ interests with those of our stockholders, the compensation of our executive officers includes equity awards. While our executive officers could make short term decisions that involve a high level of risk based on the impact of such decisions on our stock price, we believe that our goal of aligning the interests of our executive officers with the interests of our stockholders outweighs the concern of such increased risk. Moreover, we believe that our decision making process involving executive officers across areas of our business and, when appropriate, our board of directors, minimizes the likelihood that risks taken by executive officers will not align with our strategic initiatives.

Who is responsible for determining the compensation of our executive officers?

Our compensation committee, comprised entirely of independent, non-employee directors, oversees the development of our compensation plans and policies for executive officers and annually reviews and approves all executive officer compensation to determine whether it provides adequate and competitive incentives and motivation to our executive officers. The compensation committee also administers our 2004 Stock Option and Grant Plan (the “2004 Option Plan”) and our 2007 Stock Option and Incentive Plan (the “2007 Option Plan”) and approves equity awards pursuant to our written equity award grant policy. The 2004 Option Plan, 2007 Option Plan and equity award grant policy are described further below. Our compensation committee charter outlines the responsibilities of the compensation committee and is reviewed and revised periodically by the compensation committee and the board of directors.

The compensation committee assesses the performance of the Company and our executive officers in part based on achievement of pre-determined financial targets and on pre-determined personal performance objectives that are established, with respect to our president and chief executive officer, by the compensation committee and, with respect to our other executive officers, by our president and chief executive officer, together with the executive officer’s supervisor, if applicable. The compensation committee may, however, use, and in the past has used, its judgment and discretion in making compensation decisions that support our compensation objectives and align with our compensation principles, as discussed in more detail below.

Our compensation committee relies on information provided by management with respect to the performance of our executive officers. Our president and chief executive officer is responsible for reviewing the performance of his direct and indirect reports with the committee and recommending base salary increases and payments under the prior year’s cash incentive plans. These recommendations are based, in part, on self assessments performed by our executive officers, the executive officers’ annual performance evaluation, including achievement of pre-determined personal performance objectives, information from our directors regarding the performance of any executive officer who interacts with the board of directors, and data provided to the president and chief executive officer by our human resources department regarding current pay programs and equity grant information. For each executive officer other than himself, the chief executive officer also determines applicable individual financial and non-financial performance goals for the upcoming year and recommends to the compensation committee appropriate bonus targets and equity awards.

Beginning in 2007 and continuing in 2008, the compensation committee retained DolmatConnell & Partners, an independent compensation consulting firm, to advise the compensation committee on the structure of our on-going long-term equity incentive program and to evaluate and make recommendations on the overall compensation of our executive officers, particularly in relationship to other companies in our industry and geographic market.

What information do we review when determining executive compensation?

In order to make compensation decisions with respect to our executive officers for 2007, 2008 and 2009, our compensation committee considered compensation reports prepared by the compensation committee’s then current independent compensation consultant analyzing the compensation of our executive officers in relation to certain other companies.

For 2007, we benchmarked total cash compensation of our executive officers to the following peer group of private and public software companies, with revenue ranging from $20 million to $100 million, that were located in the region of our corporate headquarters, and which were recommended by our human resources department and approved by the compensation committee based upon data provided to us by The Survey Group, an independent compensation and benefits consulting company:

Charles River Development	DTC Communications Inc.	eScription, Inc.
MIB Group, Inc.	Microwave Radio Communications	Moldflow Corporation
m-Qube, Inc.	NetScout Systems, Inc.	Network Engines
P&H Solutions, Inc.	Upromise	Viisage Technology
Watchfire

For 2008, we benchmarked total compensation of our executive officers to the following peer group, revised by the compensation committee, working with DolmatConnell & Partners, to include public companies in the digital media industry with revenue ranging from $20 million to $200 million, reflecting our revenue at that time and our initial public offering in July 2007:

Audible, Inc.	Bitstream, Inc.	Bottomline Technologies, Inc.
Digimarc Corporation	DivX, Inc.	DTS, Inc.
Interwoven, Inc.	Merge Technologies, Inc.	Mobius Management Systems, Inc.
Phase Forward Inc.	Phoenix Technologies, LTD	Pixelworks, Inc.
Sonic Solutions	Vignette Corporation

For 2009, we benchmarked total compensation of our executive officers to the following peer group, revised by the compensation committee, working with DolmatConnell & Partners, to focus on public companies in the digital media industry, with revenue ranging from $23 million to $189 million, including some companies that were located in the region of our corporate headquarters:

Art Technology Group	Bitstream, Inc.	Bottomline Technologies, Inc.
Digimarc Corporation	DivX, Inc.	DTS, Inc.
Macrovision Corporation	Pegasystems, Inc.	Phase Forward Inc.
Phoenix Technologies, LTD	Sonic Solutions	Unica Corporation
Vignette Corporation

The list of companies included in our peer group is reviewed annually by our compensation committee.

In addition to the information relating to the companies listed above, our compensation committee also considered the following information:

•

Executive compensation survey data collected through survey instruments and analyzed by our human resources department in relationship to peer group data, internal equity and performance of executives.

•

Tally sheets prepared by our human resources department, with oversight by DolmatConnell & Partners, which included base salary, cash incentive compensation, value of employee benefit programs, severance and change-in-control payments and value of equity grants based on assumptions regarding the growth in the value of our Common Stock over a five year period.

•	With respect to our president and chief executive officer, data relating to the satisfactory completion of his personal performance objectives for the plan year.

•

With respect to our other executive officers, the recommendations of our president and chief executive officer and human resources department regarding the executive’s satisfactory completion of his or her personal performance objectives and overall job performance.

What are the components of our executive compensation program, why do we use these components and how are they determined?

Our executive compensation program consists of the following elements, as described below.

Base Salary

What: Base salary is fixed cash compensation for the executive officer’s standard job duties and responsibilities.

Why: We believe that competitive base salaries allow us to attract and retain employees who can contribute to our long-term success in light of the competitive labor market in which we compete for the services of executive officers.

How determined: The compensation committee annually determines base salaries after reviewing factors such as each executive officer’s responsibilities, prior experience, performance in meeting objectives, ability to create a culture of cooperation, integrity and trust and the anticipated value of his or her impact on our success. Based on the assessment of the executive officer’s performance relative to these factors, an executive officer’s base salary is then benchmarked against executive compensation of our peer group companies to determine if compensation is appropriate and competitive. Any mid-year adjustment or material increase in an executive officer’s compensation is generally based on a promotion, a substantial increase in the officer’s responsibilities or a determination that a market adjustment is required to retain a key employee and, in each case, is approved by our compensation committee.

Cash Incentive Compensation

What: Our executive officers have the ability to receive annual cash incentive payments under our Executive Compensation Plan for the year. Our 2009 Executive Compensation Plan includes target cash incentive payments that are, except in the case of our president and chief executive officer, lower than under our 2008 Executive Compensation Plan, although such lower target payments are offset by equity grants awarded in March 2009 to certain of our executive officers as described below under “What decisions did we make with respect to executive compensation for 2009?” Maintaining Mr. Shaw’s incentive compensation target at the 2008 levels is aligned with our goal of achieving the 50th percentile of our peer group cash compensation for Mr. Shaw by 2010 as described below under “What were the results of the decisions made with respect to executive compensation for 2008?”

Why: We believe that a portion of our executive officer’s annual cash compensation should be in the form of cash incentives to achieve our objective of holding executives accountable for Company performance and rewarding successful business results and increased stockholder value. We believe that compensating our executive officers upon the achievement of key corporate financial objectives and personal performance objectives, including product development, customer initiatives and product and process improvements and innovations, effectively links individual contributions to overall business performance.

How determined: Payment of annual amounts under our 2008 Executive Compensation Plan was, and payment of annual amounts under our 2009 Executive Compensation Plan will be, based upon the satisfaction of Company financial objectives as well as the executive officer’s performance, including the satisfactory completion of pre-determined individual objectives. The annual objectives of our president and chief executive officer are determined by our compensation committee. The annual objectives of our other executive officers are determined by the president and chief executive officer, together with the executive officer’s supervisor, as applicable.

The satisfaction of Company financial objectives is determined by the board of directors. The individual performance of our president and chief executive officer is determined by the compensation committee. The performance of our other executive officers is determined by our president and chief executive officer, together with the executive officer’s supervisor, as applicable. No discretion has been or may be exercised by the president and chief executive officer, our compensation committee or our board of directors, as applicable, in determining whether quantitative personal performance objectives have been satisfied because these goals are objective. Discretion has been and may continue to be exercised in determining the relative significance of an executive officer’s non-quantitative performance objectives, as well as in determining whether any of these objectives that cannot be definitively measured have been satisfied. Our 2009 Executive Compensation Plan provides that, in the event there is a subsequent change in our audited financial statements that impacts whether financial performance targets were satisfied, an executive officer will be required to repay to us any amount that was paid based solely on the satisfaction of such target that was not, after such change, satisfied. While the compensation committee has no discretion to determine whether a repayment is required, the compensation committee does have discretion in determining the amounts to be repaid.

Equity Compensation

What: All of our employees based in the United States, United Kingdom and certain management employees located in other jurisdictions that were employed prior to our initial public offering, including any named executive officer employed prior to our initial public offering, have received stock option grants or restricted stock awards under the 2004 Option Plan. Employees located in the United States and the United Kingdom, and certain management employees located in other jurisdictions, that were hired and, in the case of management employees, promoted since our initial public offering have received an option grant under the 2007 Option Plan. In addition, management and certain other employees have received additional grants as part of our total compensation program. Generally, awards granted to our executive officers are subject to time-based vesting with 25% of the shares vesting on the first anniversary of the grant date, or in the case of a new hire, the hire date (if earlier) and the remaining shares vesting quarterly over the following three years. In February 2009, our compensation committee approved equity awards to certain of our executive officers, including certain named executive officers, subject to time-based vesting with 50% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting on the second anniversary of the grant date. These shares were granted to offset the decreased target cash compensation established for our executive officers under our 2009 Executive Compensation Plan.

Why: We believe that for growing companies in the technology sector, equity awards are a significant motivator in attracting and retaining employees. Equity awards also help to align the interests of our executive officers and employees with those of our stockholders because they create an ownership culture where the value received by the recipient is based on the growth of the stock price, incentivizing them to work hard to increase our stock price and maximize stockholder value. Equity awards, which create value for the executive officers only when value is simultaneously created for our stockholders, may also offset any decrease in cash compensation paid to our executive officers. We have also designed our equity grants and awards to include time-based vesting provisions to encourage long-term performance and reward longevity with and commitment to us. We do not currently have any stock ownership guidelines for our executive officers, but the compensation committee may consider in the future whether these requirements are appropriate.

How determined: All equity award determinations are made by our board of directors or compensation committee. No discretion has been granted to our president and chief executive officer to make any equity awards. As a result, our compensation committee meets monthly to approve equity awards. We grant equity incentive awards to our employees generally upon the commencement of their employment or upon a promotion. We generally consider on an annual basis whether additional grants to employees are necessary for our employees to maintain appropriate levels of equity ownership in the Company and how much retention potential the Company has given the degree of unvested equity. Generally these additional grants are made following an analysis of levels of equity grants and the degree of equity ownership of the executive officers of our peer group, a review of internal existing equity allocations, the degree to which existing awards have become vested, the anticipated future contribution by the executive officer to the growth of the Company and any decrease in target cash compensation of an executive officer such that the executive officer’s total compensation is no longer at appropriate market levels. We acknowledge that, from year to year, the total compensation of our executive officers compared to the executive officers of our peer group may vary based on the stock price volatility among our peer group and the performance of our stock compared to the stock price of our peer group.

While we have not implemented a policy for determining the appropriate allocation between cash and non-cash compensation for our employees, historically we have allocated a greater percentage of an employee’s total compensation to equity compensation as he or she becomes more senior in our organization. We have historically provided our executive officers with equity incentive awards to provide appropriate market competitive compensation levels, consistent with our articulated strategy, in order to retain them and provide us with greater stability in our management.

We grant equity awards to our executive officers under our written equity award grant policy. All grants are made at fair market value and calculated based on our closing market price on the grant date. While our 2007 Option Plan permits the granting of equity awards at any time, our equity grant policy provides that we will generally only grant equity awards on a regularly scheduled basis, as follows:

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Grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made following the hire date or the promotion date on the 15th day of the month, or on the next trading day, if the 15th is not a trading day, and

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Grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and will generally be made effective following the filing of our Annual Report on Form 10-K, unless the approval of the grant occurs after such filing, in which case it will be effective on the date the grant is approved.

Post-Employment Benefits

What: Certain of our executive officers, including all of our named executive officers, have employment agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive officer terminates his or her employment for good reason. See “Discussion of Compensation and Grants of Plan-Based Awards” and “Potential Payments upon Termination or Change-in-Control” for a discussion of the terms of these agreements, including the definition of cause and good reason. We also have a severance pay plan that benefits all employees, with the exception of any executive officers with specific employment agreements that include severance provisions, and provides for continuation of salary and benefits depending on the employee’s length of service with us.

Why: We believe that post-employment benefits allow us to attract and retain an appropriate caliber of talented professionals in key positions by providing compensation in the event of an unexpected termination of employment, which contributes to our overall business performance. In addition, the employment agreements provide that, in the event an executive officer terminates his or her employment relationship with us without good reason, the executive officer forfeits any pro-rated portion of his or her non-equity incentive compensation, and will be prevented from competing with us for up to two years, thus aligning the individual’s interests with our business objectives.

How determined: The provisions of each severance agreement are determined by the compensation committee based on market trends and practices and are set at competitive levels based on industry practice.

Benefit Plans

What: Our employee benefits include a discretionary 401(k) matching program, a 401(k) profit sharing contribution, life and disability insurance, travel and accident and optional health, dental and supplemental life insurance coverage. The optional health and dental benefits require cost sharing for all employees, including executive officers, and supplemental life insurance is fully paid by any employee electing that benefit. We reimburse our employees whose responsibilities entail frequent travel, which includes all of our executive officers, for memberships in a limited number of airline programs that provide access to airport lounges and other amenities. We also offer a tuition reimbursement program, which encourages the ongoing growth and development of all employees.

Why: We believe in creating a cooperative environment in which all employees are committed to us and motivated to meet our business objectives. To that end, there are no additional benefits or perquisites that are available to our executive officers that are not also available to all of our employees. Attracting and retaining our executive officers and other employees contributes to our overall business performance.

How determined: To ensure that the benefits offered to our employees remain competitive with the market, our human resources department reviews information regarding benefit programs for technology companies and for companies in the specific geographic markets where we operate.

What were the results of the decisions made with respect to executive compensation for 2008?

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Base Salaries. In 2007, the base salary for our executive officers was determined to be, on average, at the 25 th to the 50th percentile of our then-current peer group of companies. Based on this information, the compensation committee determined that in order to satisfy our goal of targeting cash compensation at the 50th percentile of our peer group, base salaries needed to be adjusted over time, with a target of having all executive officers at the 50th percentile of our peer group by 2010. The committee also considered factors such as the overall performance and effectiveness of the executive officer during the prior year, the achievement of specific personal performance objectives, specific departmental achievements that were directly attributable to the executive and the executive officer’s contribution to the achievement of our strategic goals, as well as information contained in the tally sheets provided by our human resources department. Thus, while the Company sought to increase base salaries by approximately 4% Company-wide for 2008, based on the analysis described above, the base salary of certain executive officers increased by a higher percentage in 2008 than in prior years.

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Cash Incentive Compensation Payments. In February 2009, our board of directors preliminarily determined that, subject to receipt of audited financial statements, we had reached at least 100% of our Company financial performance target of $49.5 million of EBITDA, as adjusted for certain add-backs and exclusions as approved by the board of directors, under our 2008 Executive Compensation Plan. The Company was able to meet its EBITDA target despite expenses related to our November 2008 restructuring undertaken to better align our workforce with our strategic initiatives. Subject to this determination by our board of directors, our compensation committee determined the annual payment amounts to be made to each executive officer under the 2008 Executive Compensation Plan based on the performance of the executive officer, including the satisfaction of pre-determined personal performance goals. In the event there is a change in our audited financial statements such that Company’s financial goals were not met, the executive officers will be obligated to re-pay any excess cash bonus paid, with such excess amount to be determined by the compensation committee.

Cash bonus payments for 2008 were lower than previous years because the Company did not achieve 105% of the profit targets established by the board of directors which was a requirement for maximum cash bonus payments under our 2008 Executive Compensation Plan. In determining payment to our president and chief executive officer under our 2008 Executive

Compensation Plan, the compensation committee considered the achievement of our financial targets, including revenue and profit growth year-on-year despite a challenging economic climate, and the stability and performance of the executive management team, including the successful integration of new key members of the team.

In determining payment to our named executive officers, other than the president and chief executive officer, the compensation committee considered the recommendation of the president and chief executive officer with respect to the satisfaction by the named executive officer of his or her personal performance objectives and overall performance in 2008. Mr. Landers’ cash bonus payment was substantially based on his successful transition to his new position and effective leadership of the financial team. Mr. Seguin’s cash bonus payment under the plan was substantially based on the achievement of our financial targets, including achievement of 100% of our profit target, and the continuing growth in sales of text solutions to emerging consumer electronics customers, including increased penetration in navigational devices and digital cameras. Ms. Dunlap’s cash bonus payment was substantially based on her contributions to our management as a public company, including the organization of our internal legal processes and continuing protection of our intellectual property. Mr. Braverman’s cash bonus payment was substantially based on his successful implementation of our Sarbanes Oxley compliance efforts.

Neither our board of directors or compensation committee had discretion under our 2008 Executive Compensation Plan to grant an executive officer an aggregate incentive compensation payment that exceeded 60% of the executive officer’s base salary.

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Equity Awards. Equity awards were made to our named executive officers in March 2008 based on their contributions to the Company’s financial performance in 2007, their satisfaction of personal performance objectives in 2007, their potential to add shareholder value based on 2008 initiatives, and consideration of data based on peer group, competitive analysis and compensation consultant data which was relative to their positions. In addition, equity awards were made to new hires or made in connection with a promotion.

What decisions did we make with respect to executive compensation for 2009?

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Base Salaries. In making decisions regarding the base salaries of our executive officers for 2009, the compensation committee considered data provided by DolmatConnell & Partners, with the continued goal of establishing base compensation for our executive officers at the 50th percentile of our current peer group by 2010. The committee also considered the performance of each executive officer during the prior year and such executive officer’s base salary relative to our other executive officers, including executive officers recently hired by the Company. The committee determined that it was appropriate to continue to move towards this goal in order to retain our key executive officers. Thus, the 2009 salaries of Messrs. Shaw and Seguin were increased to $325,000 and $275,000, respectively, in part to reflect the market increases determined by the compensation committee to be appropriate for such executive officer to achieve this goal. This represents a base salary increase of 20% for Mr. Shaw and 14.3% for Mr. Seguin. For all of our named executive officers, including Messrs. Shaw and Seguin, the compensation committee also considered factors such as the overall performance and effectiveness of the executive officer during 2008, the achievement of personal performance objectives, specific departmental achievements that were directly attributable to the executive and the executive officer’s contribution to the achievement of our strategic goals, as well as information contained in the tally sheets produced by our Human Resources department and reviewed by the compensation committee. In 2009, the base salary for Messrs. Landers and Braverman and Ms. Dunlap are $260,000, $205,000 and $224,000, respectively. This represents a base salary increase for each such named executive officer of 4%, 0%, and 3.6% respectively. Mr. Braverman’s employment with the Company terminated on April 3, 2009.

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Cash Incentive Compensation Targets. Our board of directors approved a Company profitability target that we believe is moderately difficult to achieve. We have never failed to satisfy at least 100% of our financial targets in prior years. Our compensation committee approved the 2009 Executive Compensation Plan which includes a target cash incentive compensation amount for all executive officers. Target cash incentive payments for our executive officers, other than our president and chief executive officer, under the 2009 Executive Compensation Plan are substantially reduced from the targets under our 2008 Executive Compensation Plan, offset by certain equity awards approved in February 2009 to certain executive officers as described below. Based on the Company’s revenue and profitability expectations for 2009 and the expected continuation of the current economic conditions, the compensation committee believed that cash compensation to our executive officers should be reduced. However, the compensation committee decided to maintain a higher target cash incentive compensation amount for our president and chief executive officer because his current compensation continues to be further below the 50th percentile of our peer group than our other executive officers. Thus, any reduction to his target cash incentive compensation would negate our goal of establishing his cash compensation at the 50th percentile of our peer group by 2010.

Any payments made to an executive officer under our 2009 Executive Compensation Plan will be based on the achievement of pre-determined profit targets and the satisfaction of personal performance objectives as described further below. The amount that is payable to all executive officers under our 2009 Executive Compensation Plan is limited to $316,250 if we achieve 90% of the financial targets established by our board at directors for 2009 and increases incrementally up to a maximum of $1,475,000 if we achieve 110% of such targets. The compensation committee also has discretion to pay amounts not allocated under other Company incentive compensation plans to our executive officers. No amounts may be paid to any executive officer under the 2009 Executive Compensation Plan if we do not achieve at least 90% of our financial targets, however, cash payments under the 2009 Executive Compensation Plan will exceed the 50th percentile of competitive market compensation if the Company significantly exceeds expectations. The amount payable to any individual executive officer is not capped under the 2009 Executive Compensation Plan.

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Personal Performance Objectives. Our compensation committee approved the 2009 personal performance objectives of our president and chief executive officer and our president and chief executive officer approved the 2009 personal performance objectives of our other executive officers, together with the executive officer’s supervisor, as applicable. Personal performance objectives are tied directly to strategic initiatives for each executive’s area of responsibility. For example, the 2009 personal performance objectives of our president and chief executive officer include refining our long-term strategic plan to focus on customer-driven initiatives and preserving and fostering of the core values of the Company. Mr. Seguin’s personal performance objectives for 2009 include growing our customer support in Asia and continuing our expansion into emerging consumer electronics device categories. Mr. Landers’ 2009 personal performance objectives include driving operational efficiencies that permit us to pursue our growth initiatives and ensuring consistent and effective new and prospective investor relations. Ms. Dunlap’s 2009 personal performance objectives include efficiently managing internal and external legal resources and expanding protection of the Company’s intellectual property.

Our executive incentive cash compensation plans do not weight the relative importance of the personal performance objectives of our executive officers at the time such objectives are determined, but gives the compensation committee flexibility to make overall bonus determinations in a manner that aligns the executive officer’s compensation with the evolving nature of our business. Generally more weight has been given to objectives that are closely tied to the primary job responsibility of the executive officer and for which the executive officer will have significant responsibility for delivering results. The committee may, however, in the future consider whether to more explicitly tie portions of the annual cash bonuses to specific personal performance objectives.

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Equity Awards. In February 2009, our compensation committee approved two separate equity awards in the form of non-qualified stock options to our executive officers, each of which was issued on March 18, 2009. The first grant to certain executive officers, including Messrs. Shaw, Seguin, Landers and Ms. Dunlap, were granted to offset the reduced target cash incentive payments under our 2009 Executive Compensation Plan and to provide executives an opportunity to reach previous compensation targets, but only with an increase in our stock price. These awards are subject to time-based vesting, with 50% of the shares underlying each award vesting on the first anniversary of the grant date and the remaining shares vesting on the second anniversary of the grant date. The second grant to certain of our executive officers, including Messrs. Shaw, Seguin, Landers and Ms. Dunlap were designed to retain our executive officers and to motivate them to achieve long-term revenue growth. Both awards also align the interests of our executive officers with those of our stockholders, creating an ownership culture where the value received by the recipient is based on the growth of the Company, as reflected in an increase of the value of our Common Stock. Our goal is that the grant value of these equity awards, together with the equity awards described above, will cause the overall compensation of our executive officers to move towards the 75th percentile of the market if the Company significantly exceeds its established performance expectations.

Compensation Earned

The following table summarizes the compensation earned during Fiscal Years 2006, 2007 and 2008 by our principal executive officer, our principal financial officer, our former principal financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008 and whose total compensation exceeded $100,000. We refer to these individuals as our named executive officers.

Summary Compensation Table—Fiscal Years 2006, 2007 and 2008

Name and Principal Position	Year	Salary		Stock Awards (5)		Option Awards (6)		Non-Equity Incentive Plan Compensation (7)		All Other Compensation (8)		Total
Douglas J. Shaw Chief Executive Officer, President and Director	2008 2007 2006	$ $ $	270,000 250,000 209,640			$ $ $	417,203 160,792 47,005	$ $ $	121,500 125,000 187,576	$ $ $	21,570 21,114 20,472	$ $ $	830,273 556,906 464,693

Jacqueline D. Arthur Former Senior Vice President, Chief Financial Officer and Treasurer (1)	2008 2007 2006	$ $ $	104,677 210,000 192,400			$ $ $	45,401 120,155 22,606	$ $ $	— 88,200 88,504	$ $ $	12,531 21,024 20,929	$ $ $	162,609 439,379 324,439

Scott E. Landers Senior Vice President, Chief Financial Officer and Treasurer (2)	2008		$124,038		$29,859		$59,520		$50,500		$146,487		$410,404

John L. Seguin Executive Vice President	2008 2007 2006	$ $ $	240,625 225,000 200,005			$ $ $	208,561 136,587 37,384	$ $ $	98,000 94,500 126,595	$ $ $	19,529 19,263 282,960	$ $ $	566,715 475,350 646,944

Janet M. Dunlap General Counsel and Secretary (3)	2008 2007 2006	$ $ $	216,269 204,600 53,846			$ $ $	135,649 86,855 22,440	$ $ $	79,000 98,208 24,771	$ $ $	21,570 27,428 3,614	$ $ $	452,488 417,091 104,671

Alex N. Braverman Vice President Finance (4)	2008 2007	$ $	205,000 18,135	$ $	40,779 1,944	$ $	52,210 1,956	$ $	61,500 5,000	$ $	21,598 11,600	$ $	381,087 38,734

(1)	Ms. Arthur employment with the Company terminated effective June 30, 2008.
(2)	Mr. Landers joined the Company on July 1, 2008.

(3)	Ms. Dunlap joined the Company on September 25, 2006.
(4)	Mr. Braverman joined the Company on November 28, 2007 and his employment with the Company terminated effective April 3, 2009.
(5)	Reflects the grant date value of restricted stock expensed recorded in the applicable year in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). Under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(6)	The amounts reflect the share based compensation expense recorded in the applicable year in accordance with share based awards held by the executive officers as well as new equity awards granted to our named executive officers in 2008. Options to purchase shares of Common Stock were granted at fair market value on the date of grant, in accordance with FAS 123(R). The fair value is estimated based on the Black-Scholes option pricing model. Under the terms of the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(7)	All non-equity incentive plan compensation was made pursuant to awards under the Executive Compensation Plan for the applicable year. All non-equity awards under our 2008 Executive Compensation plan were both awarded and earned in 2008.
(8)	The “All Other Compensation” column includes the following compensation:

Name	Year	401(k) Matching Program	Profit Sharing Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Other
Douglas J. Shaw	2008	$13,800	$6,900	$750	$120	$—
	2007	$13,500	$6,750	$756	$108	$—
	2006	$13,200	$6,600	$588	$84	$—

Jacqueline D. Arthur	2008	$12,096	$0	$375	$60
	2007	$13,500	$6,750	$677	$97	$—
	2006	$13,200	$6,600	$455	$68	$606

Scott E. Landers	2008	$6,346	$3,721	$375	$50	$135,995	(A)

John L. Seguin	2008	$11,759	$6,900	$750	$120	$—
	2007	$11,700	$6,750	$711	$102	$—
	2006	$11,289	$6,600	$587	$84	$264,400	(B)

Janet M. Dunlap	2008	$13,800	$6,900	$750	$120	$—
	2007	$9,473	$6,750	$665	$95	$10,445	(C)
	2006	$1,846	$1,616	$133	$19	$—

Alex N. Braverman	2008	$12,600	$6,300	$750	$120	$1,828	(D)
	2007	$1,088	$544	$59	$8	$10,000	(E)

(A)	Mr. Landers received a relocation allowance of $80,995 and a signing bonus of $55,000.
(B)	Mr. Seguin received a $264,400 transaction bonus related to our November 5, 2004 acquisition from Agfa Corporation.
(C)	Ms. Dunlap received a recognition award valued at $10,445.
(D)	Mr. Braverman received a recognition award valued at $1,828.
(E)	Mr. Braverman received a signing bonus of $10,000.

Grants of Plan-Based Awards—2008

The table below sets forth grants of non-equity awards under our 2008 Executive Compensation Plan that were approved by our compensation committee, except with respect to Mr. Landers, on February 5, 2008. Mr. Landers’ award was approved upon his hiring on July 1, 2008. Actual payment amounts under these awards were approved by our compensation committee on February 25, 2009. The table below also sets forth grants of equity awards that were approved by our compensation committee, except with respect to Mr. Landers, on February 5, 2008. These awards were made on March 31, 2008 and have an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on such date. In accordance with our written equity award grant policy, Mr. Landers’ award was made on July 15, 2008 (which was the fifteenth of the month following his hire date) and has an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on such date.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($) (2)	Maximum ($) (3)
Douglas J. Shaw	2/5/2008	—	108,000	162,000					$1,496,336
Chief Executive Officer, President and Director	3/31/2008					160,000		$15.11

Jacqueline D. Arthur (5)	2/5/2008	(5)	(5)	(5)	—	—			$355,380
Former Senior Vice President, Chief Financial Officer and Treasurer	3/31/2008					38,000	(5)	(5)

Scott E. Landers	7/1/2008	—	100,000	150,000					$799,771
Senior Vice President, Chief Financial Officer and Treasurer	7/15/2008				23,730	75,254		$11.26

John L. Seguin	2/5/2008	—	96,250	144,375					$467,605
Executive Vice President	3/31/2008					50,000		$15.11

Janet M. Dunlap	2/5/2008	—	86,508	129,761					$252,507
General Counsel and Secretary	3/31/2008					27,000		$15.11

Alex M. Braverman (6)	2/5/2008	—	82,000	123,000					—
Vice President of Finance	3/31/2008					0	(6)

(1)	The actual amounts paid in respect of these awards to Messrs. Shaw, Landers, Seguin, Braverman and Ms. Dunlap were $121,500, $50,500, $98,000, $61,500 and $79,000, respectively.
(2)	The target cash incentive compensation under our 2008 Executive Compensation Plan was 40% of the executive officer’s base salary.
(3)	The maximum cash incentive compensation under our 2008 Executive Compensation Plan was 60% of the executive officer’s base salary.
(4)	This column reflects the grant date present values of non-qualified stock options and restricted stock granted under our 2007 Option Plan during fiscal year 2008 as calculated in accordance with FAS123(R).
(5)	Ms. Arthur’s employment with the Company terminated effective June 30, 2008 and she was not eligible to receive any cash payment under our 2008 Executive Compensation Plan. In addition, she forfeited the equity award of 38,000 shares made to her on March 31, 2008 under our 2007 Option Plan.
(6)	Mr. Braverman received an equity grant in December 2007 in connection with the commencement of his employment in November 2007, and, therefore, did not receive an equity grant in March 2008. Mr. Braverman’s employment with the Company terminated effective April 3, 2009.

Discussion of Compensation and Grants of Plan-Based Awards

Employment Agreements

Each of our named executive officers has an employment agreement with us. The named executive officers receive a base salary and are entitled to participate in any bonus or other performance-based plan and all medical, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, in each case available to our other senior executive officers. The employment agreements require the named executive officers to refrain from competing with us and from hiring our employees for a period of two years following the termination of their employment with us for any reason, except that such period shall only last for one year in the event that the executive terminates his or her employment for good reason or if the executive is terminated by us without cause.

Each employment agreement continues in effect unless the executive officer’s employment is terminated by him or her or by the Company. If we reduce the named executive officer’s salary, other than in connection with an across-the-board salary reduction similarly affecting all or substantially all management employees, he or she may terminate his or her employment and be eligible for certain termination benefits. See “Potential Payments upon Termination or Change-in-Control” for further discussion on termination, retirement and change-in-control provisions of the employment agreements.

Mr. Braverman’s employment with the Company terminated effective April 3, 2009. Pursuant to his employment agreement, we will continue to pay his current base salary, in accordance with the Company’s regular payroll practices, and continue to make contributions to his benefits until April 3, 2010. Mr. Braverman will also be entitled to receive a pro-rated portion of his bonus payment under our 2009 Executive Compensation Plan, if target bonuses are achieved under the 2009 Executive Compensation Plan, with such bonus payment being based on the number of days he was employed by the Company in 2009. In addition, Mr. Braverman will be required to refrain from competing with us and from hiring our employees until April 3, 2010.

Grants of Non-Equity Plan-Based Awards

Our named executive officers received non-equity compensation awards in 2008 under our 2008 Executive Compensation Plan and the amount payable under these awards was determined on February 25, 2009. A discussion of how the award amounts were determined is set forth under “What were the results of the decisions made with respect to executive compensation for 2008?” and the amounts paid to our named executive officers is set forth in note 1 to the “Grants of Plan-Based Awards—2008” table.

Because non-equity incentive awards made to our named executive officers under our 2009 Executive Compensation Plan were not made by the compensation committee until January 5, 2009, these awards are not included in the “Grants of Plan-Based Awards—2008” table. If each named executive officer achieves his or her target bonus under the 2009 Executive Compensation Plan, equal to the percentage of the executive officer’s base salary indicated below, amounts earned under these awards in 2009 will be as follows:

Name	Target Cash Incentive Compensation (% of base salary)	Payout Under the 2009 Executive Compensation Plan at Target Bonus Amounts
Douglas J. Shaw	40%	$130,000
Scott E. Landers	30%	$78,000
John L. Seguin	33%	$90,750
Janet M. Dunlap	27%	$60,480
Alex N. Braverman (1)	27%	$13,838

(1)	Mr. Braverman’s employment with the Company terminated effective April 3, 2009 and thus he is eligible only for a pro-rated portion of any amount payable under the 2009 Executive Compensation Plan. The payout reflected in the table above represents the pro-rated portion of his full year bonus potential, if target bonuses are achieved under the 2009 Executive Compensation Plan.

However, no amount will be payable in respect of awards under the 2009 Executive Compensation Plan unless certain Company financial goals, established by the board of directors, are met. Actual amounts paid to our executive officers under the plan will be determined based on the extent to which such Company financial goals are met or exceeded, the satisfaction of the executive officer’s personal performance objectives and the overall performance of the executive officer during 2009.

Grants of Equity Plan-Based Awards

Certain of our named executive officers received equity awards in 2008 under our 2007 Option Plan. A discussion of how the award amounts were determined is set forth under “What were the results of the decisions made with respect to executive compensation for 2008?” In addition, on February 25, 2009 our compensation committee approved equity award grants to certain of our named executive officers under our 2007 Option Plan. These awards were granted on March 18, 2009 and have an exercise price of $3.63, which was the closing market price on the NASDAQ Global Select Market of a share of our Common Stock on such date. How the following award amounts were determined is set forth under “What decisions did we make with respect to executive compensation for 2009?”

Name	Number of Non-Qualified Stock Options (A)	Number of Non-Qualified Stock Options (B)
Douglas J. Shaw	160,000	18,900
Scott E. Landers	60,000	11,300
John L. Seguin	60,000	13,600
Janet M. Dunlap	27,000	8,400

(A)	Under the terms of the option grant agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(B)	Under the terms of these agreements, 50% of the shares vest on the first anniversary of the grant date and the remaining shares vest on the second anniversary of the grant date.

Equity Compensation Plans

As of December 31, 2008, each of our named executive officers employed prior to our initial public offering held awards under our 2004 Option Plan. In 2008 each of our named executive officers received awards under our 2007 Option Plan, with the exception of Mr. Braverman who had joined the Company in November of 2007. In addition, in February 2009, the compensation committee approved awards under our 2007 Option Plan to each of our named executive officers, other than Mr. Braverman, as detailed in the “Grants of Plan Based Equity” section of this Proxy Statement. Treatment of awards made under the 2004 Option Plan and 2007 Option Plan in the event of a merger, sale or dissolution, or a similar “sale event,” are discussed below under “Potential Payments upon Termination or Change-in- Control—Stock Options and Restricted Stock.”

2004 Stock Option and Grant Plan

Our 2004 Option Plan was adopted by our board of directors and approved by our stockholders in November 2004. Our board of directors has determined not to grant any further awards under our 2004 Option Plan, but as of December 31, 2008, there were 2,100,224 shares subject to awards outstanding under the 2004 Option Plan.

Our 2004 Option Plan is administered by the compensation committee. Our board of directors has delegated full power and authority to the compensation committee to accelerate the exercisability or vesting of any award and to provide substitute awards, subject to the provisions of the 2004 Option Plan. Awards granted to our named executive officers under the 2004 Option Plan are subject to four year vesting, with 25% of such grant vesting on the first anniversary of the grant or date of hire, as applicable, and vesting quarterly thereafter. All awards under the 2004 Option Plan have a maximum term of ten years from the date of grant and incentive stock options have an exercise price of no less than the fair market value of our Common Stock on the date of grant.

2007 Stock Option and Incentive Plan

Our 2007 Option Plan was adopted by our board of directors in March 2007 and approved by our stockholders in May 2007, effective upon our initial public offering. We reserved 4,383,560 shares of our Common Stock for the issuance of awards under the 2007 Option Plan, which may be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards or dividend equivalent rights. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization and generally shares that are forfeited or canceled from awards under the 2007 Option Plan or the 2004 Option Plan also will be available for future awards.

The 2007 Option Plan is administered by our compensation committee which has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Option Plan. For example, the exercise price of stock options awarded under the 2007 Option Plan may not be less than the fair market value of our Common Stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. Awards are also made in compliance with the terms of our written equity award grant policy. Generally, awards granted to our named executive officers under our 2007 Option Plan are subject to four year vesting, with 25% of such award vesting on the first anniversary of the date of grant and quarterly thereafter. In February 2009, the compensation committee approved awards to certain of our executive officers, including certain named executive officers, that are subject to a two year vesting period, with 50% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting on the second anniversary the grant date.

No awards may be granted under the 2007 Option Plan after the tenth anniversary of its effectiveness. In addition, our board of directors may amend or discontinue the 2007 Option Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2007 Option Plan will be subject to approval by our stockholders if the amendment: (i) increases the number of shares available for issuance under the 2007 Option Plan, (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (iii) materially changes the method of determining fair market value for purposes of the 2007 Option Plan, (iv) is required by the NASDAQ Global Select Market rules, or (v) is required by the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that incentive options are tax-qualified.

Outstanding Equity Awards

This following table sets forth certain information regarding the option grants and stock awards to the named executive officers as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End—2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Douglas J. Shaw	91,000 63,000 0	21,000 49,000 160,000	(2) (3) (4)	$ $ $	1.45 6.43 15.11	8/25/2015 9/30/2016 3/31/2018

Jacqueline D. Arthur (5)	—	—			—	—	—		—

Scott E. Landers	0	75,254	(6)		$11.26	7/15/2018	23,730	(7)	$137,634

John L. Seguin	29,136 23,754 49,364 0	5,000 6,578 42,000 50,000	(8) (2) (3) (4)	$ $ $ $	1.37 1.45 6.43 15.11	6/17/2015 8/25/2015 9/30/2016 3/31/2018

Janet M. Dunlap	33,748 5,000 0	26,252 5,000 27,000	(3) (9) (4)	$ $ $	6.43 8.50 15.11	9/30/2016 12/31/2016 3/31/2018

Alex M. Braverman	5,370	16,113	(10)		$14.75	12/17/2017	10,170	(11)	$58,986

(1)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2008, or $5.80 per share. These shares are subject to the terms of the related restricted stock agreements.
(2)	25% of the shares in this grant vested on August 25, 2006 and all remaining shares vest quarterly over the following three years.
(3)	25% of the shares in this grant vested on September 30, 2007 and all remaining shares vest quarterly over the following three years.

(4)	25% of the shares in the grant vested on March 31, 2009, and all remaining shares vest quarterly over the following three years.
(5)	Ms. Arthur’s employment with the Company terminated on June 30, 2008.
(6)	25% of the shares in this grant vest on July 1, 2009 and all remaining shares vest quarterly over the following three years.
(7)	25% of the shares of the restricted stock award vest on July 1, 2009 and all remaining shares vest quarterly over the following three years.
(8)	25% of the shares in this grant vested on June 17, 2006 and all remaining shares vest quarterly over the following three years.
(9)	25% of the shares in this grant vested on December 31, 2007 and all remaining shares vest quarterly over the following three years.
(10)	25% of the shares in this grant vested on November 28, 2008 and all remaining shares vest quarterly over the remaining three years. Mr. Braverman’s employment with the Company terminated on April 3, 2009 and all unvested options terminated.
(11)	25% of the shares of this restricted stock award vested on November 28, 2008 and all remaining shares vest quarterly over the remaining three years. Mr. Braverman’s employment with the Company terminated on April 3, 2009 and all unvested shares were repurchased by the Company in accordance with the terms of the related restricted stock agreement.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2004 Option Plan that vested in 2008 and the corresponding amounts realized by the named executive officers. Mr. Seguin and Ms. Arthur also exercised options in 2008 that were issued under our 2004 Option Plan.

Option Exercises and Stock Vested—2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Douglas J. Shaw	—	—	158,182	$1,694,521
Jacqueline D. Arthur	45,722	$280,821	16,500	$209,550
Scott E. Landers	—	—	—	—
John L. Seguin	15,248	$139,985	39,545	$423,620
Janet M. Dunlap	—	—	—	—
Alex M. Braverman	—	—	3,389	$18,297

(1)	The value realized upon the exercise of options was calculated by multiplying the number of options exercised by the difference between the closing market price per share of our Common Stock on the NASDAQ Global Select Market on the date of exercise less the exercise price.
(2)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting. These shares are subject to the terms of the related restricted stock agreements.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

The employment agreements with our named executive officers provide certain benefits upon the termination of employment. If a named executive officer is terminated based on disability as defined in such executive’s employment agreement, he or she shall continue to receive his or her respective full base salary, less any disability pay or sick pay benefits to which he or she may be entitled under our other benefit policies, employee benefits for a period of up to 12 months and any bonus the executive would have been entitled to receive under the 2009 Executive Compensation Plan, prorated based on the number of days the executive was employed with the Company prior to his or her termination.

Generally, if a named executive officer terminates his or her employment for good reason or we terminate his or her employment without cause, he or she is entitled to receive payment of any bonus or non-equity incentive plan award that he or she would have been entitled to receive had his or her employment not been terminated, pro rata for the number of days he or she was employed by us during the relevant period. If the named executive officer terminates his or her employment for good reason or we terminate his or her employment without cause, the named executive officer will receive 100% salary continuation for a period of 12 months from the date of termination.

Cause is defined in the employment agreements as: (i) any act of fraud, gross misconduct or harassment that materially and adversely affects us, (ii) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us, (iii) conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude, (iv) the commission of an act involving a violation of material procedures or policies of ours, (v) a material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement which failure continues for 30 days after written notice, (vi) gross negligence or willful misconduct that materially and adversely affects us, or (vii) a material breach by the executive of any of the executive officers’ confidentiality or non-compete obligations.

Good reason is defined in the employment agreements as: (i) a substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement, (ii) a reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees, (iii) a requirement by us that he or she be based anywhere other than a specified distance from Woburn, Massachusetts, or (iv) the breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within thirty days.

Stock Options and Restricted Stock

Stock option grants and restricted stock awards currently held by a named executive officer and which have been granted under our 2004 Option Plan or 2007 Option Plan do not accelerate upon termination of such named executive officers’ employment by us unless there has been a change-in-control.

2004 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to our named executive officers under the 2004 Option Plan will terminate upon the effective time of such sale event following an exercise period. Restricted stock shall be treated as provided in the relevant award agreement. If an award is so assumed or continued or substituted and the named executive officer’s employment or service relationship with us terminates (i) within 12 months after such sale event, and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason, 50% of the unvested portion of the award shall automatically become vested.

2007 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to a named executive officer under the 2007 Option Plan will automatically become fully exercisable, all other awards granted under the 2007 Option Plan will become fully vested and non-forfeitable and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the administrator’s discretion. In addition, upon the effective time of any such sale event, after an exercise period, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award so assumed or continued or substituted shall be deemed vested and exercisable in full upon the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason.

Under both the 2004 Option Plan and 2007 Option Plan, cause means the commission of any act by a grantee constituting financial dishonesty against us (which act would be chargeable as a crime under applicable law), any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by our board of directors, would adversely affect us, the repeated failure to follow the directives of our chief executive officer or our board of directors or any material misconduct, violation of our policies or willful and deliberate non-performance of duty. Under the 2004 Option Plan and the 2007 Option Plan, good reason means a substantial adverse change in the nature or scope of the employee’s responsibilities, authorities, powers, functions or duties, a reduction in the employee’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees or the relocation of our offices at which the employee is principally employed to a location more than 75 miles from such offices. These definitions are, however, modified by any definition of cause or good reason contained in an executive officer’s employment agreement.

Payments upon a Triggering Event

The following table sets forth information regarding the amounts payable under employment agreements and the plans described above to the named executive officers by us if a termination by us without cause or termination by the named executive officers for good reason occurred on December 31, 2008. These payments are the same regardless of whether the termination is by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan or the 2007 Option Plan. Mr. Braverman’s employment with the Company terminated on April 3, 2009. Amounts actually paid to Mr. Braverman in connection with his termination of employment in 2009 are discussed above under “Discussion of Compensation and Grants of Plan-Based Awards—Employment Agreements.”

Name	Base Salary (1)	Continuation of Group Health Plan Benefits (2)	Non-Equity Incentive Plan Payments (3)	Equity Incentive Plan Payments (4)	Total
Douglas J. Shaw	$270,000	$14,134	$108,000	$45,649	$437,783
Scott E. Landers	$250,000	$14,134	$100,000	$137,634	$501,768
John L. Seguin	$240,625	$14,134	$96,250	$25,386	$376,395
Janet M. Dunlap	$216,269	$870	$86,508	$0	$303,647
Alex N. Braverman	$205,000	$14,120	$82,000	$58,986	$360,106

(1)	All payments of base salary are payable in accordance with our usual payroll policies.
(2)	The calculation is based upon the coverage elected by the named executive officer during their employment.
(3)	Assumes the Company met or exceeded 105% of our financial targets for 2008 for the Company performance component and that the named executive officer earned their target amount for the personal component under the 2008 Executive Compensation Plan. The total target incentive compensation was 40% of the named executive officer’s base salary. All amounts payable under the 2008 Executive Compensation Plan are payable in accordance with the regularly scheduled payments of the plan.

(4)	The following table sets forth information regarding the amounts payable under the plans described upon a change-in-control where the options are assumed or continued and the named executive officer’s employment is terminated by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan and the 2007 Option Plan, within 12 months of the change-in-control or upon a change-in-control.

Name	Number of Shares of Options Vesting due to Change-in- Control (A)	Value of Options Vesting due to Change-in- Control (B)	Number of Shares of Restricted Stock Vesting due to Change-in- Control (A)	Value of Shares of Restricted Stock Vesting due to Change-in- Control (B)	Total
Douglas J. Shaw	195,000	$45,649	0	0	$45,649
Scott E. Landers	75,254	0	23,730	$137,634	$137,634
John L. Seguin	76,789	$25,386	0	0	$25,386
Janet M. Dunlap	42,626	0	0	0	0
Alex N. Braverman	16,113	0	10,170	$58,986	$58,986

(A)	For shares issued under the 2004 Option Plan, this number represents only the vesting of 50% of shares or options to purchase our Common Stock that were unvested as of December 31, 2008. For shares issued under the 2007 Option Plan, this number represents 100% vesting of shares or options to purchase our Common Stock that were unvested as of December 31, 2008.
(B)	For purposes of this table, the value of shares or options not vested has been calculated by taking the difference of the option exercise price set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End—2008,” and the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2008, or $5.80, multiplied by the number of shares or options to purchase our Common Stock vesting upon the change-in-control.

Payment of all amounts following the termination of a named executive officer and continuation of any health care benefits, is subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement, comply with a one-year non-solicitation and non-hire agreement and execute a general release in a form reasonably satisfactory to us. We have the right to cancel the termination benefits if the named executive officer fails to materially comply with any of these provisions or if he or she fails to materially comply with the confidentiality provisions of his or her employment agreement.

Finally, upon the death of a named executive officer, he or she will be entitled to any benefits that may be due under any life insurance policy of ours maintained similarly for all employees.

Tax and Accounting Considerations

The Code limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer as well as the four highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Director Compensation

Our directors are compensated with a combination of cash and restricted shares of our Common Stock or options to purchase our Common Stock. Each non-employee director receives cash compensation of $35,000 per year, with an additional amount paid to the members of the audit, compensation and nominating and corporate governance committees of $10,000, $7,500, and $5,000, respectively. The chairperson of each of the audit, compensation and nominating and corporate governance committees will receive additional cash compensation of $7,500, $5,000, and $3,000, respectively. The chairman of the board shall receive, in addition to the same cash compensation as the other non-employee directors, additional cash compensation of $25,000. All amounts are paid in equal quarterly installments. In addition to this cash compensation, any new director will receive, upon election to the board of directors, a grant of restricted stock with an aggregate value equal to $120,000 based upon the closing price of our Common Stock on the grant date. The grant will vest quarterly in equal installments over a four year period. Finally, each year, in connection with our annual meeting of stockholders, each director will receive a grant of shares of restricted stock with a value equal to $60,000 based upon the closing price of our Common Stock on the grant date. The annual grants will vest on the earlier of the first anniversary of the grant date and our next annual meeting of stockholders.

In addition, any person who is a director of the Company and who has served as a director for at least three years shall be required to beneficially own a number of shares of our Common Stock with a value at least equal to $120,000. This measurement will be made periodically by our compensation committee on such terms as the compensation committee shall determine, provided that the board of directors has specified that no unexercised options held by a director will be included in any such measurement of value. Directors affiliated with TA Associates, Inc., have historically declined to receive board and committee meeting compensation, including equity compensation. Mr. Meeks did not stand for re-election to the board of directors in 2008. It is anticipated that no board or committee fees will be paid, or equity awarded to Mr. Johnston, our non-employee director affiliated with TA Associates Inc., through 2009.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008.

Director Compensation Table—2008

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2) (4)	Option Awards (3) (4)	Total
Robert M. Givens (6)	$64,667	$31,120	0	$95,787
A. Bruce Johnston	0	0	0	0
Roger J. Heinen, Jr (7)	$51,667	$31,120	$74,438	$157,225
Pamela F. Lenehan	$57,500	$31,120	$74,438	$163,058
Jonathan W. Meeks (5)	0	0	0	0
Peter J. Simone	$57,500	$52,504	0	$110,004
Robert L. Lentz	$18,750	$36,606	0	$55,356

(1)	Mr. Shaw has been omitted from this table because he received no compensation for serving on our board of directors. Mr. Shaw’s compensation as president and chief executive officer for 2008 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 18.
(2)	Represents the proportionate amount of the total fair value of a restricted stock award granted to Mr. Simone on March 26, 2006, restricted stock awards granted on June 11, 2008 to Messrs Givens, Heinen, Simone and Ms. Lenehan, and a restricted stock award granted to Mr. Lentz on August 7, 2008 that were recognized as an expense in 2008 for financial reporting purposes. The grant date fair value of these awards and the amounts expensed in 2008 were calculated in accordance with FAS123(R).

(3)	Represents the proportionate amount of the total fair value of the stock options granted on September 30, 2006 that was recognized as an expense in 2008 for financial reporting purposes. The grant date fair value of these awards was determined using a Black-Scholes option pricing model.
(4)	The respective aggregate number of restricted stock and option awards outstanding for each of our non-employee directors as of December 31, 2008 are as follows: Mr. Givens, 4,699 and 70,000 shares; Mr. Johnston, 0 and 0 shares; Mr. Heinen, 4,699 and 33,750 shares; Ms. Lenehan, 4,699 and 33,750 shares; Mr. Simone, 23,449 and 0 shares; Mr. Lentz, 12,608 and 0 shares.
(5)	Mr. Meeks did not seek re-election to the board of directors in 2008.
(6)	Mr. Givens served as chair of the nominating and corporate governance committee through July 23, 2008 and received cash compensation pro-rated by the number of days he served.
(7)	Mr. Heinen served on the audit committee until August 7, 2008 and served as chair of the nominating and corporate governance committee beginning July 24, 2008 and received cash compensation pro-rated by the number of days he served.

VI. COMPENSATION COMMITTEE REPORT

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee,

Pamela F. Lenehan, Chairperson

Roger J. Heinen, Jr.

A. Bruce Johnston

VII. AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2008. The audit committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP for the Company with that firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K, for the year ended December 31, 2008, for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chairperson

Robert L. Lentz

Pamela F. Lenehan

VIII. AUDIT COMMITTEE INFORMATION AND MATTERS CONCERNING OUR INDEPENDENT AUDITORS

Fiscal 2007 and 2008 Audit Fee Summary

During fiscal years 2007 and 2008, the Company retained its principal independent registered public accounting firm, Ernst & Young LLP, to provide services in the following categories and approximate amounts (in thousands):

	2007	2008
Audit fees	$3,005	$1,804
Audit related fees	$—	$150
Tax fees	$—	$90
All other fees	$1	$2

Audit Fees

Audit Fees for fiscal years 2007 and 2008 consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory audits required in regulatory filings. Audit Fees for the year ended December 31, 2007 include $1,858,000 of fees for professional services in connection with the Company’s initial public offering completed in July 2007. Audit fees for the year ended December 31, 2008 include $468,000 incurred in connection with the Company’s secondary offering of shares of our Common Stock completed in the second quarter of 2008 and $406,000 incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees included advisory services related to our Sarbanes-Oxley compliance program. Tax fees included domestic and international tax compliance, tax advice and tax planning. All audit, tax and all other services provided by our independent registered public accounting firm to the Company in 2008 and 2007 were approved by means of specific pre-approvals by the audit committee.

All Other Fees

All other fees in 2007 and 2008 are related to our Ernst & Young LLP on-line research website membership.

A representative from Ernst & Young LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to questions from stockholders.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors, and operates under a written charter adopted by the board of directors, a copy of which can be found on the Company’s web site located at www.monotypeimaging.com. The audit committee pre-approves all auditing services and the terms of non-audit services provided by the Company’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the audit committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $25,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

IX. OTHER MATTERS

Expenses and Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by the Company by December 7, 2009. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our by-laws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2010 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on December 7, 2009 nor later than the close of business on January 7, 2010. You may contact the Company’s Secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary.

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MONOTYPE IMAGING HOLDINGS INC.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Douglas J. Shaw and Scott E. Landers as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Monotype Imaging Holdings Inc. held of record by the undersigned on March 20, 2009, at the Annual Meeting of Stockholders to be held on May 14, 2009, at 9:00 a.m. local time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

May 14, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://ir.monotypeimaging.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

iPlease detach along perforated line and mail in the envelope provided.i

¢ 20200000000000000000 6	051409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two Class III directors to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

2. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.
NOMINEES:
☐ FOR ALL NOMINEES	O A. Bruce Johnston O Pamela F. Lenehan		Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

May 14, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.monotypeimaging.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢ 20200000000000000000 6	051409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  To elect two Class III directors to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

2. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

	NOMINEES:		Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O A. Bruce Johnston O Pamela F. Lenehan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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